UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011

River Rock Entertainment Authority

(Exact name of registrant as specified in its charter)

Not Applicable	333-115186	68-0490898
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

95441
(Zip Code)

3250 Highway 128 East
Geyserville, California
(Address of principal executive offices)

(707) 857-2777
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On December 14, 2011, River Rock Entertainment Authority (the “Authority”) an unincorporated governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians, a federally recognized Indian tribe (the “Tribe”), announced that, following approval by holders representing over 95% of the 9¾% Senior Notes due 2011 (the “Existing Notes”) outstanding, the previously-announced amendments to the indenture and collateral documents governing the Existing Notes became effective as of 12:00 Midnight (New York City time) on December 13, 2011 (the “Withdrawal Deadline”).  As the amendments have become effective and the Withdrawal Deadline has now occurred, Existing Notes tendered and corresponding consents delivered prior to December 13, 2011 may no longer be withdrawn or revoked.  Please refer to the Authority’s press release dated December 14, 2011 for a more complete description of these events.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Authority’s offer and consent solicitation is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. This report is not an offer to exchange any Existing Notes, a solicitation of an offer to exchange any Existing Notes, a solicitation of consents with respect to the Existing Notes, an offer to sell any of the new 9% Series A Senior Notes due 2018 or new 8% tax-exempt Series B Senior Notes due 2018 (collectively, the “New Notes”) or the solicitation of an offer to buy any New Notes.  The offer and consent solicitation is being made solely pursuant to an offering circular and consent solicitation statement and a related letter of transmittal and consent (collectively and, together with any amendment thereto, the “Offer Documents”), which have been furnished to the holders of the Existing Notes.  The Offer Documents set forth the complete terms of the offer and consent solicitation.  The Offer Documents contain forward-looking statements and include cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1     Press Release dated December 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2011
River Rock Entertainment Authority

	By:	/s/ David Fendrick
David Fendrick
Chief Executive Officer